Exhibit 99(a)

THE FOLLOWING IS A JOINT PRESS RELEASE ISSUED BY YADKIN VALLEY BANK AND TRUST and HIGH COUNTRY FINANCIAL CORPORATION ON August 27, 2003


                      Press Release - For Immediate Release


For Further Information Contact:
--------------------------------

Mr. William A. Long                           Mr. John M. Brubaker
President and CEO                             President and CEO
Yadkin Valley Bank and Trust Company          High Country Financial Corporation
Post Office Box 888                           149 Jefferson Road
Elkin, NC  28621-0888                         Boone, NC 28607-2478
(336) 526-6300                                (828) 265-4333


                    YADKIN VALLEY BANK AND TRUST COMPANY AND
             HIGH COUNTRY FINANCIAL CORPORATION ANNOUNCE DEFINITIVE
                               AGREEMENT TO MERGE


Elkin and Boone, North Carolina, August 27, 2003 - William A. Long, President and CEO of Yadkin Valley Bank and Trust Company (Nasdaq: YAVY), and John M. Brubaker, President and CEO of High Country Financial Corporation, and its subsidiary, High Country Bank (OTC Bulletin Board: HGCF and HGCFU), today announced that the two community banks have executed a definitive agreement whereby Yadkin Valley will acquire High Country.

The definitive agreement provides that High Country shareholders would receive either $24.02 in cash or 1.3345 shares of Yadkin Valley common stock (the stock consideration being subject to adjustment based on an average closing price of Yadkin Valley common stock prior to the merger) for each share of High Country common stock owned; provided that ten percent of the High Country shares are converted into cash. In addition, the outstanding options and warrants to purchase High Country common stock may be surrendered upon closing of the merger, with their holders receiving cash equal to the difference between the exercise price of the options or warrants and $24.02. The total consideration reflects an adjustment for potential termination expenses associated with certain material contracts of High Country discovered during the due diligence process.

The transaction is subject to regulatory approval. A special shareholders meeting of the shareholders of each institution will be called to consider the merger. The merger is anticipated to close by December 31, 2003.

Commenting on the execution of the merger agreement, Bill Long stated, "This merger makes a lot of sense for our bank. Not only is High Country's market area contiguous to Yadkin Valley's current markets, but it is a vibrant and growing market area. High Country's




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employees also bring much to the table with their years of experience in Watauga and Ashe Counties."

High Country's John Brubaker added, "We are delighted to be joining the Yadkin Valley team because the company and its employees share our core values and, like us, are committed to providing only the finest level of customer care and service. Yadkin Valley's impressive growth record, combined with the strong, enduring relationships they have established with customers and the community during the past three decades points to a promising future for our merged companies."

Yadkin Valley Bank is a community bank with $656 million in assets as of June 30, 2003. In addition to its main office located in Elkin, North Carolina, it operates offices in Jefferson and West Jefferson (Ashe County), Wilkesboro and North Wilkesboro (Wilkes County), Elkin (Surry County), and East Bend and Jonesville (Yadkin County) under the Yadkin Valley Bank name. It also operates offices in Statesville and Mooresville (Iredell County), and Cornelius and Huntersville (Mecklenburg County) under the assumed name "Piedmont Bank, a division of Yadkin Valley Bank".

High Country Bank, the operating subsidiary of High Country Financial Corporation, was chartered in November 1998, and had total assets of $178 million as of June 30, 2003. It operates three offices in Boone (Watauga County) and two offices in West Jefferson (Ashe County).

This document contains Forward-Looking Statements that are subject to risks and uncertainties. These Forward-Looking Statements include information about possible or assumed future results of our operations. When we use any of the words "believes", "expects", "anticipates", "confident" or similar expressions, we are making Forward-Looking Statements. Many possible events or factors could affect the future financial results and performance of the combined company. This could cause results or performance to differ materially from those expressed in our Forward-Looking Statements. You should consider these risks. These possible events or factors include the following: the merger may not be consummated; the banks may not be able to effectively merge the operations so as to achieve economies of scale; and our customer base may not remain loyal as a result of the merger.

                                *end of release*